BDO

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www.bdo.com

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Consent of Independent Registered Public Accounting Firm

SANUWAVE Health, Inc.
Alpharetta, Georgia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2016, relating to the consolidated financial statements of SANUWAVE Health, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO USA, LLP

Atlanta, Georgia
April 5, 2016